Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-190356) of HMH Holdings (Delaware), Inc. of our report dated March 30, 2011, except for the earnings per share data described in Note 16 as to which the date is August 2, 2013, relating to the financial statements of HMH Publishing Company, the predecessor of HMH Holdings (Delaware), Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 13, 2013